SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549



                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

     Date of Report (Date of
     earliest event reported):                    April 19, 1994




                   STONE CONTAINER CORPORATION
     (Exact name of Registrant as specified in its charter)


   DELAWARE               1-3439            36-2041256
(State or other      (Commission File     (IRS Employer
 jurisdiction of          Number)       Identification No.)
 Incorporation)

150 North Michigan Avenue,                               60601
   Chicago, Illinois                                   (Zip Code)
 (Address of Principal
  executive offices)

Registrant's telephone number, including area code:
               (312) 346-6600


                               N/A

 (Former name or former address, if changed since last report.)
Item 5.   Other Events
     Environmental Issues

     In December 1993, the U.S. Environmental Protection Agency ("EPA") published draft rules, informally referred to as the "cluster rules", which contain proposed revisions to effluent guidelines under the Clean Water Act in conjunction with new regulations relating to discharge of certain substances under the Clean Air Act. The final rules are scheduled to be issued in late 1995, with a nominal compliance date of 1998. The EPA has indicated that significant changes to the regulations will be considered prior to the adoption of final regulations in late 1995. In connection with the rule making process, the Company is considering and evaluating the potential impact of such proposed regulations and the possible changes to the Company's planned capital expenditures over the next several years. Based upon preliminary estimates just recently completed, the Company could, under the current proposals, be required to make capital expenditures of $350-$450 million by 1998 and incur up to $20 million annually of additional operating expenses. The commencement of such expenditures would occur sometime in 1996. The ultimate financial impact of the regulations cannot currently be predicted and will depend on several factors, including changes in the proposed regulations, new developments in control process technology, possible mill reconfiguration and inflation. In order to establish the above referenced range, the Company utilized assumptions least favorable to the Company among the range of possible outcomes. The estimate could change, depending on several factors, including, among others, the ability of the Company and other pulp and paper manufacturers to convince the EPA that the proposed regulations are unnecessarily complex, burdensome, and environmentally unjustified. In addition, the proposals could if not amended by the EPA be subject to administrative and judicial challenges. The Company's liquidity has been adversely impacted by the economic conditions plaguing the pulp and paper industry for the past several years. The capital expenditures and operating expenses which would result from the proposed regulations would increase the need for additional capital resources and could impact liquidity at the time they are to be incurred. The Company also believes that since its situation, in relative terms, is similar to that of its competitors, compliance will not adversely affect its competitive position.

                           Signatures

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   STONE CONTAINER CORPORATION



                                   By:  LESLIE T. LEDERER
                                        Leslie T. Lederer
                                        Vice President, Secretary
                                         and Counsel


Date: April 19, 1994